Filed Pursuant to Rule 424(b)(5)

Registration No. 333-235686

Supplement No. 1 dated February 2, 2021 to Prospectus Supplement dated November 12, 2020

(to Prospectus dated April 9, 2020)

This Supplement No. 1 to Prospectus Supplement supplements and amends the Prospectus Supplement dated November 12, 2020 (the “Prospectus Supplement”) filed by us. This Supplement No. 1 to Prospectus Supplement should be read in conjunction with the Prospectus Supplement and the Prospectus dated April 9, 2020.

We previously entered into a purchase agreement, dated as of November 12, 2020 (“Purchase Agreement”), with Lincoln Park Capital Fund, LLC, or Lincoln Park,  related to the issuance and sale of up to $22,000,000 of shares of our common stock that we may sell to Lincoln Park from time to time pursuant to the Purchase Agreement, as well as 126,699 shares of our common stock (taking into account the one-for-six reverse stock split completed January 29, 2021) issued to Lincoln Park as commitment shares under the Purchase Agreement, and up to an additional 50,680 shares of our common stock (taking into account the one-for-six reverse stock split completed January 29, 2021) that may be issued to Lincoln Park as commitment shares pro-rata when and if Lincoln Park purchased the $22,000,000 aggregate commitment.

We filed the Prospectus Supplement to a base prospectus dated April 9, 2020 (the “Base Prospectus”), to register the issuance and sale of up to $22,000,000 of shares of our common stock that we may sell to Lincoln Park pursuant to the Purchase Agreement, the 126,699 shares of our common stock (taking into account the one-for-six reverse stock split completed January 29, 2021) issued to Lincoln Park as commitment shares under the Purchase Agreement, and up to an additional 50,680 shares of our common stock (taking into account the one-for-six reverse stock split completed January 29, 2021) that may be issued to Lincoln Park as commitment shares pro-rata when and if Lincoln Park purchased (at our discretion) the $22,000,000 aggregate commitment.

We terminated the Purchase Agreement on February 2, 2021. We sold a total of 638,203 shares of common stock (taking into account the one-for-six reverse stock split completed January 29, 2021) pursuant to the Prospectus Supplement for total proceeds of $2,742,499.67 and issued a total of 133,017 commitment shares (taking into account the one-for-six reverse stock split completed January 29, 2021) pursuant to the Prospectus Supplement. The purpose of this Supplement No. 1 to Prospectus Supplement is to terminate the offering under the Prospectus Supplement and the Base Prospectus, effective on the termination date.

The date of this prospectus supplement no. 1 is February 2, 2021